October  29,  1996


Mr.  Paul  Whitman
The  Staubach  Company
6750  LBJ  Freeway,  Suite  1100
Dallas,  Texas  75240

Dear  Paul:

As a follow up to our letter of July 22, 1996, please let this letter serve as confirmation that Two Galleria Tower Limited is willing to extend Jayhawk Acceptance Corporation's lease (on the eighteenth (18th) floor ONLY) in Two Galleria Tower until JUNE 6, 1997 (the "Extension Termination Date") at the following terms and conditions:

SQUARE  FEET:         22,537

COMMENCEMENT:         November  4,  1996

RENTAL RATE:          $18.00 per square foot of Net Rentable Area per year.

EXPENSE  STOP:        $7.34

PARKING:       Tenant shall be granted a total of eighty six (86) regular, ten
(10) executive and four (4) VIP parking spaces at no charge for the term of the lease extension in the Two Galleria Tower parking garage. All other parking spaces required by Tenant shall be designated by Landlord in other parking garages within the Galleria complex at a charge of $45.00 per space per month (plus applicable sales tax).

Please be advised that Landlord has received a letter of intent that it intends to accept for the eighteenth (18th) floor that Jayhawk currently occupies. In the event that Jayhawk does not vacate the eighteenth (18th) floor on or before the Extension Termination Date, Jayhawk shall be subject to all holdover penalties (including but not limited to all costs that Landlord may incur due to such holding over) as provided for in Section 6.4 of the lease by and between Jayhawk Acceptance Corporation and Two Galleria Tower Limited. As we currently are aware, the tenant we are pursuing the lease with will incur holdover penalties at

                                     -2-

their existing location (if in fact we do not provide the eighteenth (18th) floor space to them on or before June 7, 1997) in an amount of approximately $37,000.00 per month. However, such amount shall not limit or be binding on Landlord if in fact Landlord pursues damages from Jayhawk as provided for in
Section  6.4  of  the  lease.

Please  call  with  any  questions  or  comments.

Sincerely,

HINES

/s/ Walter J. Zartman
Walter  J.  Zartman
Director  of  Leasing

cc:          Cameron  Chandler